Exhibit 4.46

STATEMENT OF SPOUSE

Name: Liling Jiang

ID Card Number: [Redacted]

This is to confirm that I, as the spouse of Fulin Lai, hereby unconditionally and irrevocably represent to Shenzhen Zhongguan Agricultural Group Co., Ltd. and Agria Holdings (Shenzhen) Co., Ltd. that:

the equity interest held by Fulin Lai in Shenzhen Shenzhen Zhongguan Agricultural Group Co., Ltd. and any dividends, bonuses or other distributions received by him in respect of the equity interest are the personal property of Fulin Lai, and shall not be the husband-and-wife common property of Fulin Lai and myself at any time.

Signature: /s/ Liling Jiang

Date: April 5, 2017